EXHIBIT 99.1

Contact: Anne H. Lloyd
Executive Vice President and Chief
Financial Officer
(919) 783-4660
www.martinmarietta.com

MARTIN MARIETTA REPORTS RECORD FOURTH-QUARTER AND FULL-YEAR RESULTS

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Record Fourth-Quarter Net Sales and Profitability;

Quarterly Earnings per Diluted Share of $1.26 – Up 34 Percent;

Quarterly Heritage Aggregates Business Gross Margin Expands 330 Basis Points;

Quarterly Consolidated Gross Margin Expands 250 Basis Points

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Record Full-Year Net Sales and Profitability;

Full-Year Consolidated Adjusted EBITDA Growth of 30 Percent;

Full-Year Consolidated Heritage Martin Marietta Business Incremental Gross Margin of 75 Percent

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2016 Outlook Reflects Solid Underlying Demand and Pricing

RALEIGH, North Carolina (February 9, 2016) – Martin Marietta Materials, Inc. (NYSE:MLM) today reported its results for the fourth-quarter and year-ended December 31, 2015.

Ward Nye, Chairman, President and CEO of Martin Marietta, stated: “Our fourth-quarter performance established quarterly records for Martin Marietta’s net sales and profitability, driven by strong pricing, disciplined execution of our strategic plan and steady growth in general construction activity. Notably, all segments in the aggregates business delivered increased net sales and gross profit, while expanding gross profit margin.  We exceeded our incremental gross margin target for heritage Martin Marietta businesses, as well as on a consolidated basis.  The West Group led gross profit margin (excluding freight and delivery revenues) expansion with a 630-basis-point improvement, largely the result of strong pricing and realized synergies from the TXI acquisition.  Importantly, we achieved these consolidated results despite heightened and sustained adverse weather trends that constrained both shipments and efficient production.

“The National Oceanic and Atmospheric Administration (NOAA) has tracked precipitation levels for 121-years, and the fourth quarter was the wettest, at both the national level and in our key states of Texas, North Carolina and South Carolina, in their history.  Similarly, Iowa and Georgia experienced their second and third wettest recorded periods, respectively. These conditions significantly constrained construction and related activity, which led to lower-than-expected shipment and production volumes during the quarter. However, our unrelenting focus on operational excellence and cost discipline, coupled with strong pricing in the Aggregates business, led to attractive margin expansion and earnings growth.

“For the full-year 2015, we achieved record net sales and profitability, expanded consolidated gross profit margin (excluding freight and delivery revenues) by 260 basis points, and exceeded both incremental margin targets for the consolidated heritage businesses and acquisition synergy targets ahead of the expected timeline. In addition, we invested strategic capital in our business, completed several bolt-on acquisitions and returned nearly $630 million to shareholders through dividends and share repurchases.

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

“We continue to execute against our strategic objective of securing and solidifying leading market positions in economically-diverse, high-growth areas.  To that end, in November 2015, and last week, we closed two acquisitions near Colorado Springs, Colorado that complement our position in metro-Denver and northern Colorado, collectively the Front Range. The Front Range runs north-south along the Interstate 25 corridor, and over 80 percent of Colorado’s population lives in this area.  These two businesses add nearly one billion tons of aggregates reserves and will serve as a high-quality source of construction aggregates to a market transitioning from rapidly depleting alluvial reserves.  Coupled with our existing operations, these transactions secured an estimated 100 years of aggregates reserves in the Front Range.

“Our outlook for 2016 reflects growing underlying demand and strong pricing across our entire geographic footprint.  National employment growth, a stimulus for construction activity, remained robust throughout 2015, surpassing the pre-recession peak by nearly five million jobs. These job gains, in addition to substantial contractor backlogs resulting from historic rainfall in 2015, should fuel growth and further recovery of the U.S. construction industry.”

Mr. Nye continued, “In addition to job growth, positive private sector construction activity and favorable population dynamics in our key markets, we now have a multi-year federal highway bill for the first time in a decade. The five-year, $305 billion Fixing America’s Surface Transportation Act, or FAST Act, provides the funding certainty states have needed to commit to much-needed longer-term projects to improve America’s transportation network. We believe the FAST Act, coupled with state-level funding initiatives in four of our top five states, namely Texas, North Carolina, Georgia and Iowa, will drive large, multi-year, aggregate-intensive construction projects. Further, it is also likely we will see meaningful projects in rural areas of those states that have been infrastructure-starved during the last decade and will now be better able to develop new avenues for growth and commerce.  We are well positioned, through our leading market positions and strong foundation, to capitalize on these opportunities and enhance long-term shareholder value.”

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

NOTABLE ITEMS FOR THE FOURTH-QUARTER AND FULL-YEAR ENDED DECEMBER 31, 2015

	Quarter-ended December 31,		Year-ended December 31,
	2015	2014	2015	2014
Consolidated net sales	$ 780.8M	$ 779.5M	$ 3.3B	$ 2.7B
% growth	0.2%		22.0%
Consolidated gross profit	$ 184.8M	$ 165.3M	$ 721.8M	$ 522.4M
% growth	11.8%		38.2%
Consolidated gross profit margin (excluding freight and delivery revenues)	23.7%	21.2%	22.1%	19.5%
margin expansion	250 bps		260 bps

Aggregates volume (total tons)	38,001	37,350	156,422	146,050
% growth	1.7%		7.1%
Aggregates price per ton	$12.34	$11.38	$12.00	$11.12
% growth	8.4%		8.0%

Heritage aggregates business net sales	$ 522.1M	$ 483.4M	$ 2.1B	$ 1.9B
% growth	8.0%		8.2%
Heritage aggregates business gross profit	$ 130.4M	$ 105.1M	$ 497.1M	$ 366.6M
% growth	24.1%		35.6%
Heritage aggregates business gross profit margin (excluding freight and delivery revenues)	25.0%	21.7%	23.8%	19.0%
margin growth	330 bps		480 bps

Heritage aggregates volume (external tons)	33,137	32,389	135,497	132,523
% growth	2.3%		2.2%
Heritage aggregates price per ton	$12.21	$11.30	$11.88	$11.07
% growth	8.0%		7.3%

Consolidated adjusted earnings from operations [1]	$ 123.5M	$ 118.6M	$ 495.4M	$ 368.7M
% growth	4.1%		34.4%

Consolidated adjusted EBITDA [1]	$ 190.5M	$ 188.3 M	$ 766.7M	$ 590.8M
% growth	1.2%		29.8%

Earnings per diluted share	$1.26	$0.94	$4.29	$2.71
% growth	34.0%		58.3%

Adjusted earnings per diluted share [1]	$1.15	$0.94	$4.50	$3.74
% growth	22.3%		20.3%

1 See page 24 for a reconciliation to as reported consolidated earnings from operations, consolidated EBITDA and earnings per diluted share.

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

OPERATING RESULTS (All comparisons are versus the prior-year period, unless noted otherwise)

Aggregates Business

Aggregates Shipments by End-Use

	Quarter-ended December 31,2015
	% of total sales	% change
Infrastructure	42%	2%
Nonresidential	32%	-6%
Residential	18%	20%
ChemRock/Rail	8%	-

	Year-ended December 31,2015
	% of total sales	% change
Infrastructure	41%	5%
Nonresidential	32%	3%
Residential	17%	20%
ChemRock/Rail	10%	9%

For the full year, shipments to the infrastructure market increased five percent in 2015. The growth reflects state-level funding initiatives positively impacting Texas, Iowa, Georgia and Florida. Major infrastructure activity is accelerating at the state-level and, when combined with the FAST Act, will likely increase the rate of infrastructure growth, the duration of the projects and the mix of aggregate-intensive new construction for 2016 and beyond. As one example, shortly after passage of state funding initiatives, the North Carolina Department of Transportation announced an accelerated schedule for 90 highway projects already included in the state’s strategic transportation improvement plan.

The nonresidential market represented 32 percent of fourth-quarter and full-year aggregate product line shipments and increased three percent for full-year 2015.  Light nonresidential construction increased approximately 27 percent for the year, following growth in residential demand and driven by construction activity across all geographies, offsetting a reduction in direct energy shipments into the shale fields.   For the year, we shipped 3.6 million tons to the shale fields compared with 7.5 million tons in 2014.

The residential end-use market aggregates product line shipments increased 20 percent for the full-year 2015, reflecting the continued steady recovery of residential investment. Florida, Colorado and North Carolina each rank in the top-ten states in housing starts. At the metro-level, particular strength is seen in Dallas/Fort Worth, Texas illustrating the resilience and diversity of the Texas economy. In addition, strength is seen in Atlanta, Georgia, indicative of the continuing recovery in the Southeastern United States. Aggregate product line shipments to the ChemRock/Rail market increased nine percent in 2015.

Heritage aggregates product line shipments increased two percent for both the fourth-quarter and full-year 2015. Geographically, heritage aggregates product line shipment gains were led by volume growth in the Southeast Group, where increasing demand throughout Georgia and Central Florida drove a 6.5 percent increase in shipments for the full year. Aggregates product line shipments in the Mid-America Group for 2015 increased five percent. West Group shipments declined by three percent for the year 2015, driven largely by historic rainfall in Texas and Oklahoma, a reduction in shale energy volumes, and the required divestitures related to the TXI acquisition in the third quarter of 2014.

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

Heritage aggregates product line pricing increased in each reportable group in both the fourth-quarter and full- year 2015, led by the West Group’s 12 percent improvement for the quarter and 11 percent improvement for the full year.

The heritage ready mixed concrete product line reported robust pricing and volume improvements in 2015. The Company leveraged a five percent volume increase and a ten percent price increase to expand gross margin (excluding freight and delivery revenues) by 220 basis points.  The acquired ready mixed concrete business pricing increased nearly 11 percent, reflective of both underlying demand and the expiration of certain TXI project commitments included in 2014 results.  Ready mixed concrete shipments increased to 4.6 million cubic yards, but fell below expectations, principally due to adverse Texas weather conditions.

On a consolidated basis, full-year total production cost per ton shipped for the aggregates product line increased 1.5 percent. The cost per ton reflects lower energy costs offset by higher operating expenses associated with poor weather, most visible in lower productivity per man hour.

Incremental gross margin (excluding freight and delivery revenues) for the heritage aggregates business exceeded targeted objectives for both the fourth-quarter and full-year 2015. The incremental gross margin of 82 percent for the full-year 2015 was led by growth in both the West Group and the Southeast Group, which achieved incremental gross margin of 135 percent and 78 percent, respectively. The heritage Aggregates business gross margin (excluding freight and delivery revenues) was 23.8 percent for the full-year 2015, an increase of 480 basis points.

Magnesia Specialties Business

Magnesia Specialties business net sales were negatively affected by a slowdown in the steel industry and declined $9 million, or four percent, for the year. Steel capacity utilization was approximately 71 percent for the year, down from 78 percent for 2014.  The business generated $228 million in net sales and a 35 percent gross profit margin (excluding freight and delivery revenues) for the full-year 2015.

Cement Business

With the sale of the California cement business in September 2015, fourth-quarter results are not comparable with the prior-year period.  Cement shipment volume and net sales declined 371,000 tons and $32 million, respectively, for the quarter related to the California divestiture.

While 2015 volumes are not comparable due to the California disposition, the Company is encouraged by the continued resilience in the Texas markets, with increasing demand driven by solid population and employment growth. The Portland Cement Association (PCA) forecasts modest demand growth in Texas in 2016, followed by stronger growth in 2017, all underscoring a continued favorable supply/demand imbalance over the next several years.

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

The remaining cement business continues to benefit from significant pricing improvement throughout Texas, although fourth-quarter volumes were adversely affected by weather conditions. Average selling prices were up ten percent, reflective of the impact from the expiration of legacy TXI cement contracts with below-market pricing in addition to the sale of the lower average priced California cement operations. The business generated $60 million of net sales in the quarter and $22 million in earnings before interest, taxes and depreciation, depletion and amortization (EBITDA), a 37 percent EBITDA margin.  For the year, the cement business generated $368 million in net sales and delivered a 28 percent gross profit margin (excluding freight and delivery revenues), a 310-basis-point improvement over the prior year.  For the full year, EBITDA for the business increased to $101 million.

Consolidated Operating Results

SG&A expenses for full-year 2015 were 6.7 percent of net sales, and 7.3 percent in the fourth quarter. The increase of 40 basis points for the full year, and 90 basis points for the fourth quarter, reflects higher pension expense, increased incentive compensation costs (related to performance against strategic, financial and operating objectives) and continued investment in information systems improvements.

Other operating expenses, net, for the full-year was $15.7 million in 2015 compared with other operating income of $4.6 million in the prior-year.  The decrease is due to the $24.3 million pre-tax loss on the sale of California cement operations, partially offset by the $13.1 million pre-tax gain on the divestiture of the San Antonio asphalt operations.  Full-year earnings from operations were $479.4 million in 2015 compared with $314.9 million in 2014.

The Company’s effective income tax rate for full-year 2015 was 30 percent, in line with the Company’s guidance.  Cash taxes for the full year were $46 million, which reflects consideration of deferred income taxes and the utilization of an estimated $476 million of net operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

Cash provided by operating activities for 2015 was $573.2 million compared with $381.7 million in 2014, principally attributable to higher earnings before depreciation, depletion and amortization expense and the absence of TXI transaction costs incurred in 2014.

Capital investment for the full-year 2015 was $318 million, which includes $78 million related to the new Medina limestone quarry near San Antonio. The rail-connected quarry became operational on January 1, 2016 and ships aggregates products to South Texas, including Houston, and will be an important source of high-quality Department of Transportation specification aggregates.

At December 31, 2015, the ratio of consolidated net debt to consolidated EBITDA, as defined, for the trailing twelve months was 1.9 times, in compliance with the Company’s leverage covenant.

SHARE REPURCHASE PROGRAM

The Company is authorized to execute a share repurchase program under which it may acquire up to 20 million shares of its outstanding common stock. Repurchases are expected to be carried out through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share purchase transactions, or any combination of such methods. The Company expects to complete the repurchase program over the next several years, though the actual timing of completion will be based on an ongoing assessment of the capital needs of the business, the market price of the Company’s

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

common stock and general market conditions. Share repurchases will be executed based on then-current business and market factors; therefore, the actual return of capital in any single quarter may vary. The repurchase program may be modified, suspended or discontinued by the Board at any time without prior notice.

During the quarter, the Company repurchased 1,698,000 shares of its common stock for $262 million. For the full-year 2015, the Company repurchased 3,285,000 shares of its common stock for $520 million. As of December 31, 2015, there were 64.5 million shares of Martin Marietta common stock outstanding.

“I am very pleased with our 2015 performance and achievements, notwithstanding the extraordinary weather challenges that temporarily suppressed our growth trajectory.  The backlog of construction projects, coupled with meaningful state department of transportation initiatives and passage of the FAST Act should provide substantial growth opportunities in 2016 and beyond.  We remain committed to our core pillars – world-class safety, ethical conduct, our people, sustainability, operational excellence, cost discipline and customer satisfaction – with the goal of continuing to reward our shareholders for their investment in Martin Marietta,” concluded Mr. Nye.

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

FULL-YEAR 2016 OUTLOOK

“Based on current forecasts and indications of market activity, we remain positive about the outlook of our business in 2016.  Aggregates product line pricing is expected to increase from six to eight percent. Volume growth is expected to continue with an increase of five to seven percent. These gains in aggregates, coupled with pricing improvements across the downstream and cement businesses together with our cost discipline and strategic growth initiatives, are expected to drive increased earnings for the year,” said Mr. Nye.

The Company also expects positive trends in its business and markets, notably:

•	Nonresidential construction is expected to increase in both the heavy industrial and commercial sectors. The Dodge Momentum Index is near its highest level since 2009 and signals continued growth.
•

Energy-related economic activity, including follow-on public and private construction activities in its primary markets, will be mixed with overall strength in downstream activity more than offsetting the decline in shale-related volumes.

•

Residential construction is expected to continue to grow, driven by positive employment gains, historically low levels of construction activity over the previous several years, low mortgage rates, significant lot absorption, and higher multi-family rental rates.

•

For the public sector, modest growth is expected in 2016 as new monies begin to flow into the system, particularly in the second half of the year. Additionally, state initiatives to finance infrastructure projects, including support from the Transportation Infrastructure Finance and Innovation Act (TIFIA), are expected to grow and continue to play an expanded role in public-sector activity.

Based on these trends and expectations, the Company anticipates the following for full-year 2016:

•	Aggregates end-use markets compared to 2015 levels are as follows:

•Infrastructure market to increase mid-single digits.

•Nonresidential market to increase in the high-single digits.

•Residential market to experience a double-digit increase.

•ChemRock/Rail market to remain relatively flat to modestly down.

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

2016 GUIDANCE
	Low	High
Consolidated Results
Consolidated net sales	$ 3.5B	$ 3.7B
Consolidated gross profit	$ 875M	$ 925M

SG&A	$ 220M	$ 220M
Interest expense	$ 80M	$ 80M
Estimated tax rate (excluding discrete events)	30.0%	30.0%
Capital Expenditures	$ 350M	$ 350M

EBITDA	$ 930M	$ 980M

Aggregates Product Line
Volume (total tons) [1]	164.0M	167.0M
% growth [1]	5%	7%

Volume (external tons)	154.5M	157.5M
% growth	5%	7%
Average selling price per ton	$12.75	$13.00
% growth	6%	8%

Net sales	$ 1.95B	$ 2.05B
Gross profit	$ 570M	$ 600M

Direct production cost per ton shipped	$7.35	$7.50

Aggregates-related downstream operations
Net sales	$ 1.0B	$ 1.1B
Gross profit	$ 100M	$ 105M

Cement
Volume (external tons)	2.8M	2.9M
% growth [2]	8%	11%
Average selling price per ton	$110.00	$112.00
% growth [2]	8%	10%

Net sales	$ 310M	$ 325M
Gross profit	$ 125M	$ 135M

Magnesia Specialties
Net sales	$ 235M	$ 240M
Gross profit	$ 80M	$ 85M

1 Represents 2016 total aggregate volumes, which includes approximately 9.5 million internal tons. Volume growth ranges are in comparison to total volumes of 156.4 million tons as reported for the full-year 2015, which includes 9.2 million internal tons.

2 2016 cement volume and price growth ranges are provided for Texas cement. The 2015 comparable excludes the sales of $98 million and volumes of 1.1 million tons related to the California cement operations which were sold in the third quarter of 2015.  See page 23 for quarterly and full-year 2015 operational results for the California cement operations.

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MLM Announces Fourth-Quarter 2015 Results

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RISKS TO OUTLOOK

The 2016 outlook includes management’s assessment of the likelihood of certain risks and uncertainties that will affect performance, including but not limited to: both price and volume, and a recurrence of widespread decline in aggregates volume negatively affecting aggregates price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; a significant change in the funding patterns for traditional federal, state and/or local infrastructure projects; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in nonresidential construction; a further decline in energy-related drilling activity resulting from a sustained period of low global oil prices or changes in oil production patterns in response to this decline and certain regulatory or other economic factors; a slowdown in the residential construction recovery, or some combination thereof; a reduction in economic activity in the Company’s Midwest states resulting from reduced funding levels provided by the Agricultural Act of 2014 and a reduction in capital investment by the railroads; an increase in the cost of compliance with governmental laws and regulations; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to its cement and/or magnesia specialties production facilities; and the possibility that certain remaining synergies and operating efficiencies in connection with the TXI acquisition will not be fully realized within the expected time-frames or at all.  Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability.  If these negatively affect transportation budgets more than in the past, construction spending could be reduced.  Cement is subject to cyclical supply and demand and price fluctuations.  The Magnesia Specialties business essentially runs at capacity; therefore, any unplanned changes in costs or realignment of customers introduce volatility to the earnings of this segment.

The Company’s principal business serves customers in aggregates-related construction markets.  This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, help to mitigate the risk of uncollectible receivables.  The level of aggregates demand in the Company’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability.  Production costs in the Aggregates business are also sensitive to energy and raw material prices, both directly and indirectly.  Diesel fuel and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as steel, explosives, tires and conveyor belts.  Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the Company’s long-haul distribution network.  The Cement business is also energy intensive and fluctuations in the price of coal affects costs.  The Magnesia Specialties business is sensitive to changes in domestic steel capacity utilization and the absolute price and fluctuations in the cost of natural gas.

Transportation in the Company’s long-haul network, particularly the supply of rail cars and locomotive power and condition of rail infrastructure to move trains, affects the Company’s ability to efficiently transport aggregate into certain markets, most notably Texas, Florida and the Gulf Coast.  In addition, availability of rail cars and locomotives affects the Company’s ability to move dolomitic lime, a key raw material for magnesia chemicals, to both the Company’s plant in Manistee, Michigan, and customers.  The availability of trucks, drivers and railcars to transport the Company’s product, particularly in markets experiencing high growth and increased demand, is also a risk and pressures the associated costs.

All of the Company’s businesses are also subject to weather-related risks that can significantly affect production schedules and profitability.  The first and fourth quarters are most adversely affected by winter weather.  Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters.

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MLM Announces Fourth-Quarter 2015 Results

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Risks to the outlook also include shipment declines as a result of economic events beyond the Company’s control.  In addition to the impact on nonresidential and residential construction, the Company is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

The Company’s future performance is also exposed to risks from tax reform at the federal and state levels.

CONFERENCE CALL INFORMATION

The Company will discuss its fourth-quarter and full-year 2015 earnings results on a conference call and online web simulcast today (February 9, 2016).  The live broadcast of the Martin Marietta conference call will begin at 2:00 p.m. Eastern Time today.  An online replay will be available approximately two hours following the conclusion of the live broadcast.  A link to these events will be available at the Company’s website.  Additionally, the Company has posted supplemental financial information related to its fourth-quarter and full-year performance on its website. For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 30142033.

Martin Marietta, an American-based company and a member of the S&P 500 Index, is a leading supplier of aggregates and heavy building materials, with operations spanning 26 states, Canada and the Bahamas.  Dedicated teams at Martin Marietta supply the resources for the roads, sidewalks and foundations on which we live.  Martin Marietta's Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contact:

Elisabeth Eisleben

Director, Investor Relations

(919) 510-4776

Elisabeth.eisleben@martinmarietta.com

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year.  The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information.  These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov.  You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results.  Forward-looking statements give the investor the Corporation’s expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate only to historical or current facts.  They may use words such as "anticipate," "expect," "should be," "believe," “will,” and other words of similar meaning in connection with future events or future operating or financial performance.  Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

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MLM Announces Fourth-Quarter 2015 Results

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Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, the performance of the United States economy and the resolution and impact of the debt ceiling and sequestration issues; widespread decline in aggregates pricing; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, most particularly in Texas, North Carolina, Iowa, Colorado and Georgia; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a further slowdown in energy-related drilling activity, particularly in Texas; a slowdown in residential construction recovery; a reduction in construction activity and related shipments due to a decline in funding under the domestic farm bill; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Specialty Products business, natural gas; continued increases in the cost of other repair and supply parts; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to cement production facilities; increasing governmental regulation, including environmental laws; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Corporation’s materials, particularly in areas with significant energy-related activity, such as Texas and Colorado; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Corporation’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate;  violation of the Corporation’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; reduction of the Corporation’s credit rating to non-investment grade resulting from strategic acquisitions; and other risk factors listed from time to time found in the Corporation’s filings with the SEC.  Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation.  The Corporation assumes no obligation to update any such forward-looking statements.

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net sales	$780.8	$779.5	$3,268.1	$2,679.1
Freight and delivery revenues	63.8	76.8	271.5	278.9
Total revenues	844.6	856.3	3,539.6	2,958.0
Cost of sales	596.0	614.2	2,546.3	2,156.7
Freight and delivery costs	63.8	76.8	271.5	278.9
Total cost of revenues	659.8	691.0	2,817.8	2,435.6
Gross profit	184.8	165.3	721.8	522.4
Selling, general and administrative expenses	57.1	50.0	218.2	169.2
Acquisition-related expenses, net	2.7	1.7	8.5	42.9
Other operating (income) and expenses, net	(12.4)	(5.0)	15.7	(4.6)
Earnings from operations	137.4	118.6	479.4	314.9
Interest expense	18.9	21.1	76.3	66.1
Other nonoperating income, net	(4.0)	(1.7)	(10.7)	(0.4)
Earnings from continuing operations before taxes on income	122.5	99.2	413.8	249.2
Income tax expense	39.3	35.3	124.9	94.9
Earnings from continuing operations	83.2	63.9	288.9	154.3
Loss on discontinued operations, net of related tax benefit
of $0.0 and $0.1, respectively	-	0.1	-	-
Consolidated net earnings	83.2	64.0	288.9	154.3
Less: Net earnings (loss) attributable to noncontrolling interests	-	-	0.1	(1.3)
Net earnings attributable to Martin Marietta Materials, Inc.	$83.2	$64.0	$288.8	$155.6

Net earnings per common share:
Basic from continuing operations attributable to common shareholders	$1.27	$0.95	$4.31	$2.73
Discontinued operations attributable to common shareholders	-	-	-	-
	$1.27	$0.95	$4.31	$2.73

Diluted from continuing operations attributable to common shareholders	$1.26	$0.94	$4.29	$2.71
Discontinued operations attributable to common shareholders	-	-	-	-
	$1.26	$0.94	$4.29	$2.71

Dividends per common share	$0.40	$0.40	$1.60	$1.60

Average number of common shares outstanding:
Basic	65.5	67.3	66.8	56.9
Diluted	65.7	67.6	67.0	57.1

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net sales:
Aggregates Business:
Mid-America Group	$219.1	$201.0	$851.9	$770.5
Southeast Group	70.8	60.8	285.3	255.0
West Group	379.8	359.5	1,535.8	1,207.9
Total Aggregates Business	669.7	621.3	2,673.0	2,233.4
Cement	60.1	100.0	367.6	209.6
Magnesia Specialties	51.0	58.2	227.5	236.1
Total	$780.8	$779.5	$3,268.1	$2,679.1
Gross profit (loss):
Aggregates Business:
Mid-America Group	$71.9	$66.9	$256.6	$216.9
Southeast Group	10.1	5.8	34.2	10.6
West Group	58.7	39.0	255.0	155.7
Total Aggregates Business	140.7	111.7	545.8	383.2
Cement	15.8	28.3	103.5	52.5
Magnesia Specialties	17.9	22.4	78.7	84.6
Corporate	10.4	2.9	(6.2)	2.1
Total	$184.8	$165.3	$721.8	$522.4
Selling, general and administrative expenses:
Aggregates Business:
Mid-America Group	$13.4	$13.1	$52.6	$52.2
Southeast Group	5.2	4.6	18.5	17.8
West Group	18.3	14.3	66.6	50.1
Total Aggregates Business	36.9	32.0	137.7	120.1
Cement	6.5	6.5	26.6	12.7
Magnesia Specialties	2.4	2.5	9.5	9.8
Corporate	11.3	9.0	44.4	26.6
Total	$57.1	$50.0	$218.2	$169.2
Earnings (Loss) from operations:
Aggregates Business:
Mid-America Group	$58.5	$55.5	$206.8	$172.2
Southeast Group	5.6	1.8	16.4	(5.3)
West Group [1]	54.5	28.1	205.7	153.2
Total Aggregates Business	118.6	85.4	428.9	320.1
Cement [2]	10.4	22.5	47.8	40.8
Magnesia Specialties	15.3	19.8	68.9	74.8
Corporate	(6.9)	(9.1)	(66.2)	(120.8)
Total	$137.4	$118.6	$479.4	$314.9

(1) West results for the year ended December 31, 2014 reflect $41.1 million of nonrecurring earnings, net.
(2) Cement results for the year ended December 31, 2015 reflect $29.1 million, respectively, for the loss on the sale of the California cement business and related expenses.

- MORE -

MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net sales by product line:
Heritage:
Aggregates Business:
Aggregates	$412.7	$374.6	$1,642.9	$1,502.5
Asphalt	9.6	16.3	64.9	76.3
Ready Mixed Concrete	58.5	49.2	224.1	196.0
Road Paving	41.3	43.3	158.6	156.6
Total Aggregates Business	522.1	483.4	2,090.5	1,931.4
Magnesia Specialties Business	51.0	58.2	227.5	236.1
Acquisition:
Aggregates Business:
Aggregates	37.2	30.7	150.8	67.5
Ready Mixed Concrete	110.4	107.2	431.7	234.5
Total Aggregates Business	147.6	137.9	582.5	302.0
Cement Business	60.1	100.0	367.6	209.6
Total	$780.8	$779.5	$3,268.1	$2,679.1
Gross profit (loss) by product line:
Heritage:
Aggregates Business:
Aggregates	$111.2	$91.8	$427.0	$321.0
Asphalt	4.5	2.8	18.2	13.6
Ready Mixed Concrete	8.7	6.7	34.3	25.6
Road Paving	6.0	3.8	17.6	6.4
Total Aggregates Business	130.4	105.1	497.1	366.6
Magnesia Specialties Business	17.9	22.4	78.7	84.6
Corporate	7.1	3.7	(7.7)	3.4
Acquisition:
Aggregates Business:
Aggregates	11.0	2.8	40.0	3.1
Ready Mixed Concrete	(0.7)	3.8	8.7	13.5
Total Aggregates Business	10.3	6.6	48.7	16.6
Cement Business	15.8	28.3	103.5	52.5
Corporate	3.3	(0.8)	1.5	(1.3)
Total	$184.8	$165.3	$721.8	$522.4

Depreciation	$55.9	$59.5	$232.5	$200.2
Depletion	3.8	4.7	14.4	11.0
Amortization	4.0	4.5	16.7	11.5
	$63.7	$68.7	$263.6	$222.7

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(Dollars in millions)

	Three Months Ended
	December 31,
	Heritage Martin Marietta(1)	Acquired Operations(2)	Nonrecurring Transaction Items(3)	Consolidated
	2015	2015	2015	2015
Net sales	$573.1	$207.7	$-	$780.8
Freight and delivery revenues	53.8	10.0	-	63.8
Total revenues	626.9	217.7	-	844.6
Cost of sales	417.7	178.3	-	596.0
Freight and delivery costs	53.8	10.0	-	63.8
Total cost of revenues	471.5	188.3	-	659.8
Gross profit	155.4	29.4	-	184.8
Selling, general and administrative expenses(4)	43.5	13.6	-	57.1
Acquisition-related expenses, net	-	-	2.7	2.7
Other operating expenses and (income), net	2.8	(1.3)	(13.9)	(12.4)
Earnings from operations	$109.1	$17.1	$11.2	$137.4

(1) Heritage Martin Marietta is consolidated 2015 results excluding the operating results of acquired TXI locations and three small acquisitions closed during 2015, acquisition-related expenses, net, and the gain on divestitures of businesses.

(2) Acquired operations reflect operating results of acquired TXI locations and three small acquisitions closed in 2015.
(3) Nonrecurring transaction items are primarily integration expenses related to the TXI acquisition and the gain on a business divestiture.
(4) Selling, general and administrative expenses for acquired operations include the allocation of $4.5 million of Corporate overhead.

	Three Months Ended
	December 31,
	Heritage Martin Marietta	Heritage Martin Marietta	Variance(5) - Favorable
	2015	2014	(Unfavorable)
Net sales	$573.1	$541.6	$31.5
Freight and delivery revenues	53.8	63.3	(9.5)
Total revenues	626.9	604.9	22.0
Cost of sales	417.7	410.4	(7.3)
Freight and delivery costs	53.8	63.3	9.5
Total cost of revenues	471.5	473.7	2.2
Gross profit	155.4	131.2	24.2
Selling, general and administrative expenses	43.5	38.4	(5.1)
Other operating expenses and (income), net	2.8	(3.9)	(6.7)
Earnings from operations, excluding acquisition- related expenses, net	$109.1	$96.7	$12.4

(5) The variance reflects the change between Heritage Martin Marietta 2015 and Heritage Martin Marietta 2014.

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(Dollars in millions)

	Year Ended
	December 31,
	Heritage Martin Marietta(1)	Acquired Operations(2)	Nonrecurring Transaction Items(3)	Consolidated
	2015	2015	2015	2015
Net sales	$2,318.0	$950.1	$-	$3,268.1
Freight and delivery revenues	225.7	45.8	-	271.5
Total revenues	2,543.7	995.9	-	3,539.6
Cost of sales	1,749.9	796.4	-	2,546.3
Freight and delivery costs	225.7	45.8	-	271.5
Total cost of revenues	1,975.6	842.2	-	2,817.8
Gross profit	568.1	153.7	-	721.8
Selling, general and administrative expenses(4)	165.8	52.4	-	218.2
Acquisition-related expenses, net	-		8.5	8.5
Other operating expenses and (income), net	1.0	(1.3)	16.0	15.7
Earnings (Loss) from operations	$401.3	$102.6	$(24.5)	$479.4

(1) Heritage Martin Marietta is consolidated 2015 results excluding the operating results of acquired TXI locations and three small acquisitions closed during 2015, acquisition-related expenses, net, and gains and losses on divestitures of businesses.

(2) Acquired operations reflect operating results of acquired TXI locations and three small acquisitions closed in 2015.
(3) Nonrecurring transaction items are primarily integration expenses related to the TXI acquisition and gains and losses on divestitures of businesses.
(4) Selling, general and administrative expenses for acquired operations include the allocation of $18.0 million of Corporate overhead.

	Year Ended
	December 31,
	Heritage Martin Marietta	Heritage Martin Marietta	Variance(5) - Favorable
	2015	2014	(Unfavorable)
Net sales	$2,318.0	$2,167.5	$150.5
Freight and delivery revenues	225.7	250.8	(25.1)
Total revenues	2,543.7	2,418.3	125.4
Cost of sales	1,749.9	1,712.9	(37.0)
Freight and delivery costs	225.7	250.8	25.1
Total cost of revenues	1,975.6	1,963.7	(11.9)
Gross profit	568.1	454.6	113.5
Selling, general and administrative expenses	165.8	141.8	(24.0)
Other operating expenses and (income), net	1.0	(1.1)	(2.1)
Earnings from operations, excluding acquisition-related expenses, net	$401.3	$313.9	$87.4

(5) The variance reflects the change between Heritage Martin Marietta 2015 and Heritage Martin Marietta 2014.

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights - West Group
(Dollars in millions)

	Three Months Ended
	December 31,
	Heritage West	Acquired Operations	West
	2015(1)	2015(2)	2015
Net sales	$232.9	$146.9	$379.8
Freight and delivery revenues	26.0	6.2	32.2
Total revenues	258.9	153.1	412.0
Cost of sales	184.3	136.8	321.1
Freight and delivery costs	26.0	6.2	32.2
Total cost of revenues	210.3	143.0	353.3
Gross profit	$48.6	$10.1	$58.7

(1) Heritage West 2015 results reflect the 2015 West results less the operating results of acquired TXI locations and two other small acquisitions.
(2) Acquired operations reflect the operating results for all acquired TXI aggregates and ready mixed concrete operations reported in the West Group and two small acquisitions closed in 2015.

	Three Months Ended
	December 31,
	Heritage West	West	Variance(3) - Favorable
	2015	2014	(Unfavorable)
Net sales	$232.9	$221.5	$11.4
Freight and delivery revenues	26.0	32.4	(6.4)
Total revenues	258.9	253.9	5.0
Cost of sales	184.3	189.1	4.8
Freight and delivery costs	26.0	32.4	6.4
Total cost of revenues	210.3	221.5	11.2
Gross profit	$48.6	$32.4	$16.2

(3) The variance reflects the change between Heritage West 2015 and West 2014.

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights - West Group
(Dollars in millions)

	Year Ended
	December 31,
	Heritage West	Acquired Operations	West
	2015(1)	2015(2)	2015
Net sales	$956.0	$579.8	$1,535.8
Freight and delivery revenues	114.1	25.1	139.2
Total revenues	1,070.1	604.9	1,675.0

Cost of sales	749.3	531.5	1,280.8
Freight and delivery costs	114.1	25.1	139.2
Total cost of revenues	863.4	556.6	1,420.0
Gross profit	$206.7	$48.3	$255.0

(1) Heritage West 2015 results reflect the 2015 West results less the operating results of acquired TXI locations and two other small acquisitions.
(2) Acquired operations reflect the operating results for all acquired TXI aggregates and ready mixed concrete operations reported in the West Group and two small acquisitions closed in 2015.

	Year Ended
	December 31,
	Heritage West	West	Variance(3) - Favorable
	2015	2014	(Unfavorable)
Net sales	$956.0	$905.9	$50.1
Freight and delivery revenues	114.1	133.1	(19.0)
Total revenues	1,070.1	1,039.0	31.1

Cost of sales	749.3	766.9	17.6
Freight and delivery costs	114.1	133.1	19.0
Total cost of revenues	863.4	900.0	36.6
Gross profit	$206.7	$139.0	$67.7

(3) The variance reflects the change between Heritage West 2015 and West 2014.

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	December 31,	December 31,
	2015	2014
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$168.4	$108.7
Accounts receivable, net	410.9	421.0
Inventories, net	469.1	484.9
Other current assets	33.7	29.6
Property, plant and equipment, net	3,156.0	3,402.8
Intangible assets, net	2,578.8	2,664.0
Other noncurrent assets	144.8	108.8
Total assets	$6,961.7	$7,219.8

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$147.5	$14.3
Other current liabilities	427.9	382.3
Long-term debt (excluding current maturities)	1,557.6	1,571.1
Other noncurrent liabilities	1,052.9	899.4
Total equity	4,252.6	4,352.7
Total liabilities and equity	$7,438.5	$7,219.8

- MORE -

MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)
	Year Ended
	December 31,
	2015	2014
Operating activities:
Consolidated net earnings	$288.9	$154.3
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	263.6	222.7
Stock-based compensation expense	13.6	9.0
Loss (gain) on divestitures and sales of assets	14.1	(52.3)
Deferred income taxes	85.2	50.3
Excess tax benefits from stock-based compensation	-	(2.5)
Other items, net	(5.9)	4.9
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	12.3	(16.7)
Inventories, net	(21.5)	(12.0)
Accounts payable	(40.1)	5.3
Other assets and liabilities, net	(37.0)	18.7
Net cash provided by operating activities	573.2	381.7

Investing activities:
Additions to property, plant and equipment	(318.2)	(232.2)
Acquisitions, net	(43.2)	(0.2)
Cash received in acquisition	-	59.9
Proceeds from divestitures and sales of assets	448.1	122.0
Repayments from affiliate	1.8	1.2
Payment of railcar construction advances	(25.2)	(14.5)
Reimbursement of railcar construction advances	25.2	14.5
Net cash provided by investing activities	88.5	(49.3)

Financing activities:
Borrowings of long-term debt	230.0	868.8
Repayments of long-term debt	(244.7)	(1,057.3)
Payments on capital leases	(6.6)	(3.1)
Debt issue costs	-	(2.8)
Change in bank overdraft	10.0	(2.3)
Repurchase of common stock	(520.0)	-
Dividends paid	(107.5)	(91.3)
Purchase of remaining interest in existing subsidiaries	-	(19.5)
Distributions to owners of noncontrolling interests	(0.3)	(0.8)
Excess tax benefits from stock-based compensation	-	2.5
Issuances of common stock	37.1	39.7
Net cash used for financing activities	(602.0)	(266.1)

Net increase in cash and cash equivalents	59.7	66.3
Cash and cash equivalents, beginning of period	108.7	42.4
Cash and cash equivalents, end of period	$168.4	$108.7

- MORE -

MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Year Ended
	December 31,		December 31,
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mid-America Group	3.2%	4.9%	5.2%	4.7%
Southeast Group	8.1%	7.8%	6.5%	5.4%
West Group	(2.0%)	11.9%	(3.0%)	10.8%
Heritage Aggregates Operations	1.9%	8.0%	2.1%	7.3%
Aggregates Product Line (3)	1.7%	8.4%	7.1%	8.0%

	Three Months Ended		Year Ended
	December 31,		December 31,
Shipments (tons in thousands)	2015	2014	2015	2014
Heritage Aggregates Product Line: (2)
Mid-America Group	17,332	16,800	68,324	64,959
Southeast Group	4,710	4,358	19,479	18,289
West Group	12,408	12,665	53,212	54,873
Heritage Aggregates Operations	34,450	33,823	141,015	138,121
Acquisitions	3,551	3,527	15,407	7,929
Aggregates Product Line (3)	38,001	37,350	156,422	146,050

(1) Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2) Heritage Aggregates Product Line and Heritage Aggregates Operations exclude volume and pricing data for acquisitions that have not been included in prior-year operations for a full calendar year.
(3) Aggregates Product Line includes acquisitions from the date of acquisition and divestitures through the date of disposal.

- MORE -

MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Heritage:
Aggregates tons - external customers	33,137	32,389	135,497	132,523
Internal aggregates tons used in other product lines	1,313	1,434	5,518	5,598
Total aggregates tons	34,450	33,823	141,015	138,121

Asphalt tons - external customers	178	326	1,220	1,508
Internal asphalt tons used in road paving business	401	460	1,697	1,807
Total asphalt tons	579	786	2,917	3,315

Ready Mixed Concrete - cubic yards	545	493	2,133	2,033

Acquisitions:
Aggregates tons - external customers	2,731	2,541	11,700	5,699
Internal aggregates tons used in other product lines	820	986	3,707	2,230
Total aggregates tons	3,551	3,527	15,407	7,929

Ready Mixed Concrete - cubic yards	1,073	1,280	4,574	2,746

Cement tons - external customers	569	1,048	3,667	2,318
Internal cement tons used in other product lines	233	252	891	506
Total Cement tons	802	1,300	4,558	2,824

Average unit sales price by product line (including internal sales):
Heritage:
Aggregates (per ton)	$12.21	$11.30	$11.88	$11.07
Asphalt (per ton)	$41.64	$39.90	$42.57	$41.26
Ready Mixed Concrete (per cubic yard)	$103.84	$96.02	$102.20	$93.27

Acquisitions:
Aggregates (per ton)	$14.08	$12.13	$13.55	$11.96
Ready Mixed Concrete (per cubic yard)	$101.96	$82.74	$93.52	$84.53
Cement (per ton)	$102.44	$93.02	$98.35	$89.21

- MORE -

MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in millions)

Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures.  The Company presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Company's operating results.  Further, management believes it is consistent with the basis by which investors analyze the Company's operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup.  Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles ("GAAP").  The following tables present the calculations of gross margin and operating margin for the three  months and year ended December 31, 2015 and 2014, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Consolidated Gross Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Gross profit	$184.8	$165.3	$721.8	$522.4
Total revenues	$844.6	$856.3	$3,539.6	$2,958.0
Gross margin	21.9%	19.3%	20.4%	17.7%

Consolidated Gross Margin Excluding Freight and Delivery Revenues	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Gross profit	$184.8	$165.3	$721.8	$522.4
Total revenues	$844.6	$856.3	$3,539.6	$2,958.0
Less: Freight and delivery revenues	(63.8)	(76.8)	(271.5)	(278.9)
Net sales	$780.8	$779.5	$3,268.1	$2,679.1
Gross margin excluding freight and delivery revenues	23.7%	21.2%	22.1%	19.5%

Consolidated Operating Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Earnings from operations	$137.4	$118.6	$479.4	$314.9
Total revenues	$844.6	$856.3	$3,539.6	$2,958.0
Operating margin	16.3%	13.9%	13.5%	10.6%

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

Consolidated Operating Margin Excluding Freight and Delivery Revenues	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Earnings from operations	$137.4	$118.6	$479.4	$314.9
Total revenues	$844.6	$856.3	$3,539.6	$2,958.0
Less: Freight and delivery revenues	(63.8)	(76.8)	(271.5)	(278.9)
Net sales	$780.8	$779.5	$3,268.1	$2,679.1
Operating margin excluding freight and delivery revenues	17.6%	15.2%	14.7%	11.8%

Cement Business Gross Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Gross profit	$15.8	$28.3	$103.5	$52.5
Total revenues	$63.8	$106.0	$387.9	$221.8
Gross margin	24.8%	26.7%	26.7%	23.7%

Cement Business Gross Margin Excluding Freight and Delivery Revenues	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Gross profit	$15.8	$28.3	$103.5	$52.5
Total revenues	$63.8	$106.0	$387.9	$221.8
Less: Freight and delivery revenues	(3.7)	(6.0)	(20.3)	(12.2)
Net sales	$60.1	$100.0	$367.6	$209.6
Gross margin excluding freight and delivery revenues	26.3%	28.3%	28.1%	25.0%

California Cement 2015 Metrics (divested on September 30, 2015)	Three Months Ended			Nine Months Ended
	March 31	June 30	September 30	September 30
Shipment tons (000s)	376	367	328	1,071

Net sales	$32.5	$33.9	$30.0	$96.4
Gross (loss) profit	$(4.0)	$3.7	$3.4	$3.1

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars, except per share amounts, in millions)

The Company presents the consolidated adjusted earnings from operations, adjusted earnings per diluted share and consolidated adjusted earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA).  These non-GAAP measures exclude the impacts of (1) the loss on the sale of the California cement operations in 2015; (2) the gain on the sale of the San Antonio asphalt operations in 2015; (3) the impact of TXI acquisition-related expenses, net, in 2014; and (4) the impact of selling acquired inventory from TXI due to markup to fair value in 2014.  The non-GAAP measures are presented for investors and analysts to evaluate and forecast the Company's ongoing financial results by excluding nonrecurring items.  The following shows the reconciliation of these non-GAAP measures to the nearest measure in accordance with generally accepted accounting principles (GAAP).

	Three Months Ended		Year Ended
Consolidated Adjusted Earnings from Operations	December 31,		December 31,
	2015	2014	2015	2014
Consolidated earnings from operations in accordance with generally accepted accounting principles	$137.4	$118.6	$479.4	$314.9
Loss on sale of California cement operations	(0.8)	-	29.1	-
Gain on sale of San Antonio asphalt operations	(13.1)	-	(13.1)	-
TXI acquisition-related expenses, net	-	-	-	42.7
Impact of selling acquired inventory from TXI due to markup to fair value	-	-	-	11.1
Adjusted consolidated earnings from operations	$123.5	$118.6	$495.4	$368.7

	Three Months Ended		Year Ended
Adjusted Earnings Per Diluted Share	December 31,		December 31,
	2015	2014	2015	2014
Earnings per diluted share in accordance with generally accepted accounting principles	$1.26	$0.94	$4.29	$2.71
Loss on sale of California cement operations	(0.0)	-	0.3	-
Gain on sale of San Antonio asphalt operations	(0.1)	-	(0.1)	-
TXI acquisition-related expenses, net	-	-	-	0.9
Impact of selling acquired inventory from TXI due to markup to fair value	-	-	-	0.1
Adjusted earnings per diluted share	$1.15	$0.94	$4.50	$3.74

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

	Three Months Ended		Year Ended
Consolidated Adjusted EBITDA	December 31,		December 31,
	2015	2014	2015	2014
Consolidated net earnings attributable to Martin Marietta	$83.2	$64.0	$288.8	$155.6
Interest expense	18.9	21.1	76.3	66.1
Taxes on income	39.3	35.3	124.9	94.9
Depreciation, depletion and amortization	63.0	67.9	260.7	220.4
Consolidated EBITDA	204.4	188.3	750.7	537.0
Pretax loss on sale of California cement operations	(0.8)	-	29.1	-
Pretax gain on sale of San Antonio asphalt operations	(13.1)	-	(13.1)	-
TXI acquisition-related expenses, net	-	-	-	42.7
Impact of selling acquired inventory from TXI due to markup to fair value	-	-	-	11.1
Consolidated adjusted EBITDA	$190.5	$188.3	$766.7	$590.8

	Three Months Ended		Year Ended
Cement Business EBITDA	December 31,		December 31,
	2015	2014	2015	2014
Pretax earnings	$10.4	$22.4	$47.8	$40.7
Interest expense	-	0.1	0.1	0.1
Depreciation, depletion and amortization	11.5	15.2	53.6	30.6
Cement Business EBITDA	$21.9	$37.7	$101.5	$71.4

Cement Sales	$60.1	$100.0	$367.6	$209.6
Cement EBITDA margin	36%	38%	28%	34%

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

Incremental gross margin (excluding freight and delivery revenues) is a non-GAAP measure.  The Company presents this metric to enhance analysts' and investors' understanding of the impact of increased sales on profitability.  The following shows the calculation of incremental gross margin (excluding freight and delivery revenues) for the heritage consolidated business, heritage Aggregates business, heritage Southeast Group and heritage West Group  for the year ended December 31, 2015:

Heritage Consolidated Business
Net sales for the year ended December 31, 2015	$2,318.0
Net sales for the year ended December 31, 2014	2,167.5
Incremental net sales	$150.5

Gross Profit for the year ended December 31, 2015	$568.1
Gross Profit for the year ended December 31, 2014	454.6
Incremental gross profit	$113.5

Heritage consolidated business incremental gross margin (excluding freight and delivery revenues) for the year ended December 31, 2015	75%

Heritage Aggregates Business
Net sales for the year ended December 31, 2015	$2,090.5
Net sales for the year ended December 31, 2014	1,931.4
Incremental net sales	$159.1

Gross Profit for the year ended December 31, 2015	$497.1
Gross Profit for the year ended December 31, 2014	366.6
Incremental gross profit	$130.5

Heritage Aggregates business incremental gross margin (excluding freight and delivery revenues) for the year ended December 31, 2015	82%

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

Heritage Southeast Group
Net sales for the year ended December 31, 2015	$285.3
Net sales for the year ended December 31, 2014	255.0
Incremental net sales	$30.3

Gross Profit for the year ended December 31, 2015	$34.2
Gross Profit for the year ended December 31, 2014	10.7
Incremental gross profit	$23.5

Heritage Southeast Group incremental gross margin (excluding freight and delivery revenues) for the year ended December 31, 2015	78%

Heritage West Group
Net sales for the year ended December 31, 2015	$956.0
Net sales for the year ended December 31, 2014	905.9
Incremental net sales	$50.1

Gross Profit for the year ended December 31, 2015	$206.7
Gross Profit for the year ended December 31, 2014	139.0
Incremental gross profit	$67.7

Heritage West Group gross margin (excluding freight and delivery revenues) for the year ended December 31, 2015	135%

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MLM Announces Fourth-Quarter 2015 Results

February 9, 2016

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing 12 months is a covenant under the Company's revolving credit facility, term loan facility and accounts receivable securitization facility.  Under the terms of these agreements, as amended, the Company's ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing 12 months can not exceed 3.50 times as of December 31, 2015, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing 12 months at December 31, 2015. For supporting calculations, refer to Company's website at www.martinmarietta.com.

Twelve Month Period
January 1, 2015 to
December 31, 2015
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$288.8
Add back:
Interest expense	76.3
Income tax expense	124.8
Depreciation, depletion and amortization expense	260.8
Stock-based compensation expense	13.6
Nonrecurring expenses (acquisition-related expenses, net loss on divestitures and other noncash related charges)	21.9
Deduct:
Interest income	(0.3)

Consolidated EBITDA, as defined	$785.9

Consolidated Debt, including debt for which the Company is a co-borrower, at December 31, 2015	$1,480.1

Consolidated Debt-to-Consolidated EBITDA, as defined,
at December 31, 2015 for the trailing twelve month EBITDA	1.88 times

-END-